Exhibit 99.2
Q4 2024 Executive Commentary
Our Q4 results slightly exceeded our expectations at the time of our December Investor Day, driven by a strong finish to 2024, including a solid start to peak dating season that began December 26th. Foreign exchange (“FX”) headwinds in the quarter were $18 million worse than we expected at the time of our last earnings call and $3 million worse than what we expected at Investor Day.
Q4 Total Revenue was $860 million, down 1% year-over-year (“Y/Y”), up 1% Y/Y on an FX neutral (“FXN”) basis. Excluding Hakuna and other of our live streaming services, which we shut down in mid-2024 (“Ex-Live”), Total Revenue was up 1% Y/Y, up 3% Y/Y FXN in Q4. Q4 Operating Income (“OI”) was $223 million, representing a margin of 26% and Adjusted Operating Income (“AOI”) was $324 million, representing a margin of 38%.
For the full year, Match Group delivered Total Revenue of $3.5 billion, up 3% Y/Y, up 6% Y/Y FXN. Ex-Live, Total Revenue was up 5% Y/Y, up 7% Y/Y FXN. We are pleased that our continued cost discipline helped us achieve our 2024 full year AOI margin target of 36%.
At our Investor Day, we spoke about the evolving user expectations impacting our business and the dating category overall, as well as the opportunity to increase category penetration and win back lapsed users through product innovation, especially driven by artificial intelligence (“AI”), supported by impactful marketing.
In 2024, Tinder laid the groundwork for an improved product experience and undertook several trust & safety initiatives, including requiring face photos and testing the industry’s first biometric screening feature to improve authenticity. Hinge continued its category-leading growth, with total app downloads1 increasing 9% Y/Y, Monthly Active Users (“MAU”) increasing 20% Y/Y, and the brand gaining share in a number of key markets. Hinge also launched innovative features like Your Turn Limits to improve user responsiveness with their matches and began testing critical AI-driven enhancements to its recommendation engine. Our Evergreen & Emerging (“E&E”) business continued to execute its platform consolidation plan, driving efficiencies and cost savings, and delivered solid growth at the Emerging brands. At MG Asia, Pairs achieved user trend improvement throughout the year, while Azar’s geographic expansion efforts in Europe and the U.S. gained traction.
We also announced our Power of the Portfolio Plus, or PoP+, initiative to operate more effectively as a connected portfolio of brands to drive enhanced revenue and profitability. We provided a clear three-year financial outlook measured by four goals: (1) steadily improving revenue growth, (2) three points of AOI margin expansion by 2027, (3) strong free cash flow (“FCF”) generation, and (4) a target of returning at least 100% of FCF through dividends and share repurchases.
Thus far, Tinder peak season new user trends have been solid in both U.S. and international markets. Hinge has also seen strong peak season new user trends, especially among women in the U.S. due in part to a fresh, new marketing campaign launched in December called “It’s Funny We Met on Hinge.”
We recognize 2025 is a critical year for us to execute against the plans we laid out at Investor Day and we’re focused on delivering improved KPIs, financial results, and shareholder value as the year progresses. We’re confident that by executing on the clear product and marketing plans we’ve laid out, and by implementing the PoP+ initiative, we can meet the needs of today’s (and tomorrow’s) daters and deliver sustainable top-line growth with enhanced profitability to drive value for our shareholders.
1 Source: Sensor Tower. Combined downloads across Apple App Store and Google Play Store.

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Business Unit Updates
Tinder®
Tinder’s 2025 product roadmap builds off of the foundational work laid in 2024, focused on three key pillars: (1) fostering a clean ecosystem, (2) improving user outcomes, and (3) bringing the fun back to dating.
Fostering a clean ecosystem: Tinder plans to continue efforts to improve its ecosystem, including by expanding its face photo requirement and testing the use of biometrics to validate users. Early tests have shown a reduction in interactions with bad actors, as well as improvements in users’ perception of authenticity. Tinder’s roll out of requiring face photos and biometrics will be refined throughout the year to ensure that they are optimized for the overall user experience.
Improving user outcomes: In Q1, Tinder plans three product features focused on improving user outcomes. First, Tinder intends to test more personalized, AI-curated recommendations, powered by deep-learning models, to increase both match quality and conversations. Second, it plans to broaden the availability of Friends in Common, which utilizes phone contacts to inform users if they have mutual friends with potential matches. In test, the feature has driven higher Swipe Right™ rates among users who have adopted it. Lastly, Tinder recently introduced new ways to discover people and enhance the relevance of matches by adding relationship intent and relationship type to Explore.
Bringing the fun back to dating: In Q2, Tinder plans to begin testing its double-dating feature, which allows users to team up with a friend and match with other pairs of friends. Tinder expects this new feature to appeal especially to women and Gen Z, who are looking for safer and lower pressure ways to date. Tests are also planned to begin for Tinder’s exciting new AI-enabled discovery experience that we unveiled at Investor Day. We expect this feature, which suggests curated sets of potential matches to users, to meaningfully enhance the matching experience on Tinder.
Tinder continues to make progress with the à la carte (“ALC”) initiatives it began testing late last year. First Impressions, which enables users to send contextual messages on specific profile elements, rolled out globally in December. User adoption has been solid and likes sent with a First Impression are more likely to turn into a match. The feature has also unlocked incremental ALC revenue. Tinder plans to continue iterating on the feature set, presentation, and targeting of Passport ALC to reduce cannibalization, as well as continue to optimize existing ALC features to drive revenue growth.
Tinder is executing against its first-half product roadmap while planning new features and experience enhancements for the second half of 2025. As we’ve said, we do not expect any one product initiative to have a material user or revenue impact, but that over the course of 2025 and beyond, we believe Tinder’s planned product initiatives will steadily enhance the user experience, leading to improving Y/Y MAU trends through 2025 and improving Y/Y revenue trends in 2026.
Consistent with prior years, Tinder has a series of monetization optimizations (e.g. merchandising, package mix, etc.) planned for 2025, which we are confident will help offset the revenue impact of this year’s expected MAU declines.

2

Hinge®
In 2025, Hinge’s product roadmap will center around its mission to become a trusted guide throughout a user’s relationship journey. The brand plans to leverage AI in two key focus areas: (1) personalized, intelligent matching, and (2) effective coaching for struggling users.
Personalized, intelligent matching: Hinge is on track for the global rollout of its revamped recommendation algorithm in March. This revised algorithm utilizes unstructured, nuanced information that users provide to deliver more relevant, high-quality matches. Tests thus far have delivered double-digit improvements in new matches per user. Hinge plans to continue building on this algorithm throughout the year to further drive improved user outcomes. In January, Hinge started testing Personal Interview, an AI-driven feature designed to improve matches by asking users about their personal interests and what they are looking for in a match. In Q2, Hinge expects to begin testing Warm Introductions, which leverages AI-driven insights to highlight commonalities and shared interests with match recommendations.
Effective coaching for struggling users: In January, Hinge rolled out Prompt Feedback, an AI-powered feature that analyzes a user’s prompt answers and suggests improvements. In tests, this feature has helped meaningfully improve the quality of prompt answers of users who receive feedback. In H1, Hinge plans to integrate this feature, as well as Photo Finder, into the onboarding process, which we believe will increase their exposure and impact.
Hinge has planned a number of subscription and ALC merchandising initiatives in both core English-speaking and European markets, which we expect to contribute to revenue growth throughout the year by driving Payer and RPP growth.
Hinge’s global expansion plans continue to progress. Through mid-January, Hinge was the #1 most downloaded dating app in 10 countries and remained the #2 app across Western Europe2. Hinge plans to expand into Mexico and Brazil in the second half of 2025, as it looks to expand beyond core English-speaking and European markets.
E&E
E&E plans to complete its platform consolidation efforts in 2025. The Salams brand is slated to migrate to the shared platform by the end of Q2, followed by Plenty of Fish and Meetic later in the year. By year-end, we expect E&E to have completed all of its planned platform migrations and organizational changes, positioning us to realize the full cost savings and operational benefits beginning in 2026.
This year, E&E will begin putting in place its "build once, deploy everywhere" strategy to accelerate product throughput. E&E is focused on rapid testing of monetization initiatives and product innovation that can be deployed seamlessly across its shared platform and also provide insights to our larger brands. For example, in Q1, E&E began testing a social mode on Chispa and BLK after seeing increased female engagement and match rates on its social-first app Yuzu. Yuzu has also seen strong engagement with its Communities feature, which may be tested on other E&E brands and could help inform Tinder’s strategy to provide lower pressure ways for its users to connect.
2 Source: Sensor Tower. Combined downloads across Apple App Store and Google Play Store. Rank among all dating apps, as defined by Match Group.

3

MG Asia
Azar’s 2025 strategy is centered on its European and U.S. geographic expansion plans and driving engagement and revenue through AI-driven product initiatives. We see a real opportunity for Azar to grow users and revenue in western markets in 2025 and beyond, as its 1:1 video chat experience continues to resonate with Gen Z users looking for a fun, lower-pressure way to connect with people.
Pairs continues to see improving top-of-funnel trends, with downloads3 growing 7% Y/Y in 2024. Pairs plans to focus on three key areas in 2025: (1) driving user growth through product-focused marketing, (2) driving Payer and RPP growth through monetization initiatives, and (3) expanding its serious dating experience across certain Asian markets, beginning with Korea in Q1.
Financial Review
In Q4, Match Group delivered Total Revenue of $860 million, down 1% Y/Y, up 1% Y/Y FXN, as growth at Hinge was offset by declines at the other brands. Ex-Live, Total Revenue was up 1% Y/Y, up 3% Y/Y FXN. OI was $223 million, down 14% Y/Y, representing a margin of 26% and AOI was $324 million, down 10% Y/Y, representing a margin of 38%. OI and AOI growth rates were both negatively impacted by the $40 million escrow amount refunded in Q4’23 as part of the Google litigation settlement. Excluding the impact of the Google litigation settlement in the prior year quarter, both OI and AOI were up modestly Y/Y in Q4.
For the full year 2024, Match Group delivered Total Revenue of $3.5 billion, up 3% Y/Y, up 6% Y/Y FXN, with strong growth at Hinge, modest growth at Tinder, and declines at E&E and MG Asia. Ex-Live, Total Revenue was up 5% Y/Y, up 7% FXN. We delivered OI of $823 million, representing an OI margin of 24%, and AOI of $1.3 billion, representing an AOI margin of 36%, achieving our stated AOI margin target despite a shortfall in Total Revenue versus the outlook we provided at the beginning of 2024.
Tinder Q4 Direct Revenue was $476 million, down 3% Y/Y, down 1% FXN. Q4 Tinder Direct Revenue exceeded the outlook we provided at Investor Day due to stronger than expected performance in the last week of December, which included the start of peak season. FX headwinds in Q4 were $12 million worse than we expected at the time of our last earnings call and $1 million worse than we expected at Investor Day. Tinder Payers declined 5% Y/Y to 9.5 million and RPP grew 1% Y/Y to $16.72 in Q4. OI in the quarter was $226 million, down 5% Y/Y, representing an OI margin of 46%. AOI in the quarter was $259 million, down 2% Y/Y, representing an AOI margin of 53%. Tinder’s marketing spend declined $16 million Y/Y in Q4. For the full year, Tinder delivered Direct Revenue of $1.9 billion, up 1% Y/Y, up 4% Y/Y FXN. OI was $889 million, down 7% Y/Y, representing an OI margin of 45% and AOI was $1.0 billion, down 3% Y/Y, with an AOI margin of 51%.
Hinge continued its strong momentum in Q4 with Direct Revenue of $148 million, up 27% Y/Y. Q4 Direct Revenue growth was in-line with our expectations at Investor Day. Hinge Q4 Payers were up 19% Y/Y to 1.6 million, and RPP of $30.42 was up 7% Y/Y in the quarter. OI was $31 million in the quarter, up 14% Y/Y, representing an OI margin of 21%. AOI was $44 million, up 10% Y/Y, representing an AOI margin of 30%. For the full year, Hinge delivered Direct Revenue of $550 million, up 39% Y/Y. OI was $121 million, up 64%, representing an OI margin of 22% and AOI was $166 million, up 55% Y/Y, for an AOI margin of 30%, both in-line with the outlook we provided at the beginning of 2024.
3 Sensor Tower. Combined downloads across Apple App Store and Google Play Store in Japan.

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E&E Direct Revenue in Q4 was $155 million, down 8% Y/Y, driven by Evergreen brands’ declines of 13%, partially offset by a 14% Y/Y increase at Emerging brands. Ex-Live, E&E Direct Revenue was down 3% Y/Y, down 3% Y/Y FXN in Q4. Q4 Payers declined 14% Y/Y to 2.5 million, while RPP rose 7% Y/Y to $20.80. In the quarter, E&E delivered OI of $26 million, up 107% Y/Y, representing an OI margin of 16%, and AOI of $48 million, up 29% Y/Y, for an AOI margin of 31%. For the full year, E&E delivered Direct Revenue of $643 million, down 7% Y/Y. Ex-Live, E&E Direct Revenue was down 3% Y/Y, down 3% Y/Y FXN. Full year 2024 OI was $66 million, down 20% Y/Y, representing an OI margin of 10%, partially due to an impairment of intangibles in Q3’24. AOI was $170 million, up 4%, for an AOI margin of 26%.
MG Asia delivered Direct Revenue of $67 million in Q4, down 9% Y/Y, down 5% FXN. Ex-Live, Direct Revenue was down 1% Y/Y, up 4% FXN in Q4. Azar Direct Revenue was flat in Q4, up 6% Y/Y FXN, while Pairs Direct Revenue was down 2% Y/Y, up 1% Y/Y FXN. Q4 Payers increased 4% Y/Y to 1.0 million, while RPP declined 13% Y/Y to $21.95. Operating Loss was $0.4 million in the quarter, representing an Operating Loss margin of 1%. For the quarter, MG Asia AOI was $16 million, up 24% Y/Y, representing an AOI margin of 24%. For 2024, MG Asia Direct Revenue was $284 million, down 6% Y/Y, up 2% FXN. Ex-Live, Direct Revenue was down 3% Y/Y, up 6% FXN. Full year 2024 Operating Loss was $32 million, representing an Operating Loss margin of 11%, partially due to an impairment of intangibles in Q3’24. 2024 AOI was $61 million, down 2% Y/Y, for an AOI margin of 21%, an improvement over 2023, as we exercised financial discipline and exited our Hakuna app.
Including stock-based compensation expense, total expenses were up 5% Y/Y in Q4, but down 1% excluding the return of the escrow related to the Google litigation settlement in Q4 2023. Total expenses include severance costs of $8 million in Q4.
Cost of revenue increased 14% Y/Y in Q4, and represented 27% of Total Revenue, up three points Y/Y, primarily due to the impact of the $40 million Google escrow refunded in Q4 2023, partially offset by reduced costs from the exit of Hakuna and certain of our live streaming services earlier in the year. Excluding the Google escrow refunded in Q4 2023, cost of revenue would have decreased 5% Y/Y in Q4, representing a one-point Y/Y decrease as a percent of Total Revenue.
Selling and marketing costs decreased 8% Y/Y in Q4, due to lower marketing spend at Tinder, E&E, and MG Asia, partially offset by an increase in marketing spend at Hinge. Selling and marketing spend was down one point Y/Y as a percentage of Total Revenue to 17%.
General and administrative costs increased 6% Y/Y in Q4, primarily due to a $9 million Y/Y increase in legal and professional fees compared to the prior year quarter, which included a reversal of an accrual for a legal settlement. General and administrative spend was up one point Y/Y as a percentage of Total Revenue to 13%.
Product development costs increased 12% Y/Y in Q4, representing 13% of Total Revenue, up one point Y/Y, due to higher employee compensation primarily at Tinder and Hinge, partially offset by decreases at MG Asia.
Depreciation increased $1 million Y/Y in Q4, to $21 million, primarily due to higher depreciation on internally developed software placed into service at Tinder and E&E.
Impairments and Amortization of Intangibles decreased by $3 million Y/Y in Q4 to $11 million, primarily due to impairments of intangible assets at E&E in the prior year quarter.

5

Operating Cash Flow and FCF were $933 million and $882 million, respectively, for the full year 2024. Full year FCF was below our previous outlook primarily due to the timing of the final Apple payment of the year. The Apple payment we had expected in December was not received until early January, which we expect will have a corresponding positive impact on full year 2025 FCF versus our expectations at Investor Day.
Our gross leverage was 3.1 times trailing twelve-month AOI and net leverage was 2.3 times trailing twelve-month AOI at the end of Q4, within our 2x to 3x target range. We ended the quarter with $971 million of cash, cash equivalents, and short-term investments on hand.
In Q4, we repurchased 3.1 million of our common stock at an average price of approximately $37 per share on a trade date basis, for a total of $117 million. We have not repurchased any shares since early November, due to our Investor Day, but expect to resume repurchases this quarter.
For the full year 2024, we repurchased 22.2 million shares of our common stock at an average price of approximately $34 per share on a trade date basis, for $753 million, representing approximately 85% of our 2024 FCF, exceeding our target to deploy at least 75% of our FCF for share repurchases.
As of January 31, 2025, diluted shares outstanding4 were 260.0 million, a decrease of 7% since January 26, 2024. We have opted to begin net settling all employee equity awards beginning in 2025.
On January 21, 2025, we repaid the $425 million outstanding balance on our Term Loan with cash on hand. We expect this to decrease interest expense moving forward. We are confident we maintain more than sufficient balance sheet liquidity, and also continue to have a $500 million undrawn revolving credit facility.
4 As defined on page 13.

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Q1 2025 Outlook
For Q1 we expect Match Group to deliver Total Revenue of $820 to $830 million, representing a Y/Y decline of 3% to 5%. We expect FX to be a three-point Y/Y headwind and the exit of Hakuna and other of our live streaming services to be just under a two-point Y/Y headwind to Total Revenue growth. On an FXN, Ex-Live basis, we expect Total Revenue to be flat to up 1% Y/Y. In addition to these factors, the extra day in Q1’24 because it was a leap year results in an additional one-point Y/Y headwind to Total Revenue growth.
We expect Q1 Total Revenue trends to be primarily impacted by Tinder Direct Revenue Y/Y declines, driven by stable but negative Y/Y MAU trends and planned trust and safety initiatives. We are encouraged by solid peak season new user trends at Tinder, which are a leading indicator of future MAU and revenue growth, and we expect improving Y/Y Direct Revenue trends after Q1 as product and monetization initiatives ramp.
We expect Q1 Match Group AOI to be $260 to $265 million, down 5% to 7% Y/Y, representing an AOI margin of 32% at the midpoint of the ranges. We expect lower cost of revenue, flat sales and marketing, and slightly higher product and development and general and administrative costs as a percent of revenue.

	Total Revenue	Adjusted Operating Income
Q1 2025	$820 to $830 million	$260 to $265 million
Full Year 2025 Outlook
For full year 2025, we expect Match Group to deliver Total Revenue of $3,375 to $3,500 million, down 3% to up 1% Y/Y. This range assumes a slightly more than two point Y/Y headwind from FX and an additional one point Y/Y headwind from the exit of Hakuna and other of our live streaming services to full year 2025 Total Revenue growth. FXN Ex-Live, we expect Total Revenue to be flat to up 4% Y/Y.
On an as reported basis, Match Group’s 2025 Total Revenue outlook reflects $30 million more FX headwinds than we expected at our Investor Day, just under one point of Y/Y growth. On an FXN Ex-Live basis, Match Group’s overall 2025 Total Revenue outlook is generally in-line with the one we provided at Investor Day.
We expect Y/Y Total Revenue growth FXN Ex-Live to improve throughout the year as we deliver anticipated product and monetization initiatives across our brands. We expect as reported results to benefit as the year goes on from diminished Y/Y FX impacts and the anniversary of the exit of Hakuna and other of our live streaming services.
We expect Tinder Y/Y Direct Revenue declines to lessen throughout the year as product and monetization initiatives are delivered and MAU trends begin to improve. We expect Hinge’s growth to accelerate in the back half of the year as its exceptional global user growth continues and it delivers its planned monetization initiatives. At E&E, revenue declines are expected to continue to moderate through the year as the Emerging brands’ growth increasingly offsets declines at Evergreen brands. We expect declines at MG Asia to improve throughout the year and turn positive by Q4 as a result of continued new user and Payer growth at Azar, driven by European and U.S. expansion, as well as improving user trends at Pairs.
We expect full year 2025 Indirect Revenue to be relatively flat Y/Y.

7

For full year 2025, we expect to deliver AOI margins of at least 36.5%, up 50 bps Y/Y, and to deliver roughly flat Y/Y AOI at the midpoint of the range, as we remain financially disciplined while also investing to drive growth primarily at Tinder, Hinge, Emerging brands and in our central innovation efforts. Match Group’s AOI margin outlook and underlying business unit margin expectations are generally consistent with the outlook we provided at Investor Day.
We expect FCF of $1,000 million to $1,030 million in 2025, up ~15% over 2024, representing ~81% FCF conversion of AOI at the mid-point of the ranges. This exceeds the outlook we provided at Investor Day, given that we received an Apple payment in early January 2025 instead of in late December 2024 as we previously had expected.

	Total Revenue	Adjusted Operating Income	Free Cash Flow	Diluted Shares Outstanding
FY 2025	$3,375 to $3,500 million	$1,232 to $1,278 million	$1,000 to $1,030 million	Reduced by 5% - 7%
We expect SBC expense of $305 to $315 million and capital expenditures of $45 to $55 million in 2025.
We expect our 2025 effective income tax rate to be in the low-20%s.
We expect to deploy at least 75% of our 2025 FCF for share repurchases and we are targeting returning at least 100% of FCF to shareholders through dividends and share repurchases in 2025.
We expect to reduce diluted shares outstanding by 5% to 7% over the course of 2025.

8

Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Operating Income (Loss) to Adjusted Operating Income

	Three Months Ended December 31, 2024
	Tinder	Hinge	E&E	MG Asia	Corporate & unallocated costs	Eliminations	Total Match Group

	(Dollars in thousands)
Operating Income (Loss)	$226,346	$30,556	$26,021	$(418)	$(59,117)	$—	$223,388
Stock-based compensation expense	23,584	12,695	12,944	5,135	14,848	—	69,206
Depreciation	9,235	621	5,822	3,877	1,029	—	20,584
Amortization of intangibles	—	—	3,471	7,295	—	—	10,766
Adjusted Operating Income (Loss)	$259,165	$43,872	$48,258	$15,889	$(43,240)	$—	$323,944

Revenue	$488,341	$147,688	$158,094	$66,754	$—	$(701)	$860,176
Operating Income (Loss) Margin	46%	21%	16%	(1)%	NA	NA	26%
Adjusted Operating Income Margin	53%	30%	31%	24%	NA	NA	38%

	Three Months Ended December 31, 2023
	Tinder	Hinge	E&E	MG Asia	Corporate & unallocated costs	Eliminations	Total Match Group

	(Dollars in thousands)
Operating Income (Loss)	$238,476	$26,855	$12,599	$(6,539)	$(11,139)	$—	$260,252
Stock-based compensation expense	17,865	12,440	14,055	7,280	16,514	—	68,154
Depreciation	8,750	521	5,238	3,763	1,108	—	19,380
Amortization of intangibles	—	—	5,457	8,353	—	—	13,810
Adjusted Operating Income	$265,091	$39,816	$37,349	$12,857	$6,483	$—	$361,596

Revenue	$505,721	$116,136	$170,567	$73,804	$—	$—	$866,228
Operating Income (Loss) Margin	47%	23%	7%	(9)%	NA	NA	30%
Adjusted Operating Income Margin	52%	34%	22%	17%	NA	NA	42%

9

Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Continued)

	Years Ended December 31, 2024
	Tinder	Hinge	E&E	MG Asia	Corporate & unallocated costs	Eliminations	Total Match Group

	(Dollars in thousands)
Operating Income (Loss)	$889,222	$121,482	$66,088	$(32,345)	$(221,135)	$—	$823,312
Stock-based compensation expense	90,141	42,673	54,922	25,818	53,827	—	267,381
Depreciation	37,660	2,323	21,732	20,834	4,950	—	87,499
Impairments and amortization of intangibles	—	—	27,676	46,499	—	—	74,175
Adjusted Operating Income (Loss)	$1,017,023	$166,478	$170,418	$60,806	$(162,358)	$—	$1,252,367

Revenue	$1,991,137	$550,435	$654,168	$284,522	$—	$(889)	$3,479,373
Operating Income (Loss) Margin	45%	22%	10%	(11)%	NA	NA	24%
Adjusted Operating Income Margin	51%	30%	26%	21%	NA	NA	36%

	Years Ended December 31, 2023
	Tinder	Hinge	E&E	MG Asia	Corporate & unallocated costs	Eliminations	Total Match Group

	(Dollars in thousands)
Operating Income (Loss)	$955,519	$74,261	$82,460	$(8,675)	$(186,669)	$—	$916,896
Stock-based compensation expense	68,644	31,459	50,268	23,399	58,329	—	232,099
Depreciation	25,197	1,926	18,732	11,671	4,281	—	61,807
Impairments and amortization of intangibles	—	—	12,336	35,395	—	—	47,731
Adjusted Operating Income (Loss)	$1,049,360	$107,646	$163,796	$61,790	$(124,059)	$—	$1,258,533

Revenue	$1,963,610	$396,485	$700,925	$303,484	$—	$—	$3,364,504
Operating Income (Loss) Margin	49%	19%	12%	(3)%	NA	NA	27%
Adjusted Operating Income Margin	53%	27%	23%	20%	NA	NA	37%

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Reconciliation of Operating Income to Adjusted Operating Income used in Leverage Ratios

Twelve months ended
12/31/2024

(In thousands)
Operating Income	823,312
Stock-based compensation expense	267,381
Depreciation	87,499
Impairments and amortization of intangibles	74,175
Adjusted Operating Income	$1,252,367
Reconciliation of Operating Cash Flow to Free Cash Flow

	Years Ended December 31,
	2024	2023

	(In thousands)
Net cash provided by operating activities	$932,719	$896,791
Capital expenditures	(50,578)	(67,412)
Free Cash Flow	$882,141	$829,379
Reconciliation of Forecasted Operating Income to Forecasted Adjusted Operating Income

	Three Months Ended March 31, 2025	Year Ended December 31, 2025
	(In millions)
Operating Income	$155 to $160	$802 to $828
Stock-based compensation expense	70	305 to 315
Depreciation and impairments and amortization of intangibles	35	125 to 135
Adjusted Operating Income	$260 to $265	$1,232 to $1,278

Revenue	$820 to $830	$3,375 to $3,500
Operating Income Margin (at the mid-point of the ranges)	19%	24%
Adjusted Operating Income Margin (at the mid-point of the ranges)	32%	36.5%
Reconciliation of Forecasted Cash Provided by Operating Activities to Forecasted Free Cash Flow

Year Ended December 31, 2025
(In millions)
Net cash provided by operating activities	$1,055 to $1,075
Capital expenditures	45-55
Free Cash Flow	$1,000 to $1,030

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended December 31,				Years Ended December 31,
	2024	$ Change	% Change	2023	2024	$ Change	% Change	2023

	(Dollars in millions, rounding differences may occur)
Total Revenue, as reported	$860.2	$(6.1)	(1)%	$866.2	$3,479.4	$114.9	3%	$3,364.5
Foreign exchange effects	14.8				73.8
Total Revenue, excluding foreign exchange effects	$875.0	$8.8	1%	$866.2	$3,553.1	$188.6	6%	$3,364.5

Total Revenue, excluding Hakuna and other of our live streaming services, as reported	$860.1	$8.6	1%	$851.5	$3,453.2	$154.8	5%	$3,298.5
Foreign exchange effects	14.9				72.7
Total Revenue, excluding Hakuna and other of our live streaming services, excluding foreign exchange effects	$874.9	$23.4	3%	$851.5	$3,525.9	$227.5	7%	$3,298.5

Direct Revenue, as reported	$845.4	$(5.4)	(1)%	$850.8	$3,418.0	$109.8	3%	$3,308.1
Foreign exchange effects	14.5				72.8
Direct Revenue, excluding foreign exchange effects	$859.9	$9.1	1%	$850.8	$3,490.8	$182.7	6%	$3,308.1

Tinder Direct Revenue, as reported	$476.0	$(17.2)	(3)%	$493.2	$1,940.6	$23.0	1%	$1,917.6
Foreign exchange effects	11.0				45.6
Tinder Direct Revenue, excluding foreign exchange effects	$487.0	$(6.3)	(1)%	$493.2	$1,986.2	$68.6	4%	$1,917.6

Hinge Direct Revenue, as reported	$147.7	$31.6	27%	$116.1	$550.4	$154.0	39%	$396.5
Foreign exchange effects	(0.1)				(0.4)
Hinge Direct Revenue, excluding foreign exchange effects	$147.6	$31.5	27%	$116.1	$550.1	$153.6	39%	$396.5

E&E Direct Revenue, as reported	$155.1	$(12.8)	(8)%	$167.8	$643.0	$(48.4)	(7)%	$691.4
Foreign exchange effects	0.3				1.5
E&E Direct Revenue, excluding foreign exchange effects	$155.4	$(12.4)	(7)%	$167.8	$644.5	$(47.0)	(7)%	$691.4

E&E, excluding live streaming, Direct Revenue, as reported	$155.0	$(4.4)	(3)%	$159.4	$633.2	$(19.5)	(3)%	$652.7
Foreign exchange effects	0.3				1.5
E&E, excluding live streaming, Direct Revenue, excluding foreign exchange effects	$155.3	$(4.1)	(3)%	$159.4	$634.6	$(18.1)	(3)%	$652.7

MG Asia Direct Revenue, as reported	$66.6	$(6.9)	(9)%	$73.6	$283.9	$(18.7)	(6)%	$302.6
Foreign exchange effects	3.3				26.2
MG Asia Direct Revenue, excluding foreign exchange effects	$69.9	$(3.6)	(5)%	$73.6	$310.1	$7.5	2%	$302.6

Azar Direct Revenue, as reported	$38.6	$(0.1)	—%	$38.7	$154.5	$0.4	—%	$154.1
Foreign exchange effects	2.4				16.2
Azar Direct Revenue, excluding foreign exchange effects	$41.0	$2.3	6%	$38.7	$170.7	$16.6	11%	$154.1

Pairs Direct Revenue, as reported	$28.1	$(0.6)	(2)%	$28.6	$113.1	$(8.1)	(7)%	$121.2
Foreign exchange effects	0.9				8.9
Pairs Direct Revenue, excluding foreign exchange effects	$29.0	$0.3	1%	$28.6	$122.0	$0.8	1%	$121.2

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	1/31/2025
Share Price		$35.65
Absolute Shares		251.6

Equity Awards
Options	$17.98	0.6
RSUs and subsidiary denominated equity awards		7.9
Total Dilution - Equity Awards		8.5
Outstanding Warrants
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$133.98	—
Warrants expiring on April 15, 2030 (6.9 million outstanding)	$134.04	—
Total Dilution - Outstanding Warrants		—

Total Dilution		8.5
% Dilution		3.3%
Total Diluted Shares Outstanding		260.0
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the options are settled net of the option exercise price and employee withholding taxes, as is our practice effective January 2025, and the dilutive effect is presented as the net shares that would be issued upon exercise. Withholding taxes paid by the Company on behalf of the employees upon exercise is estimated to be $20.7 million, assuming the stock price in the table above and a 50% estimated employee withholding tax rate.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are settled net of employee withholding taxes, as is our practice effective January 2025, and the dilutive effect is presented as the net number of shares that would be issued upon vesting. Withholding taxes paid by the Company on behalf of the employees upon vesting is estimated to be $281.8 million, assuming the stock price in the table above and a 50% withholding rate.
All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at December 31, 2024.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income Margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash, and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of RSUs, performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Tinder consists of the world-wide activity of the brand Tinder®.
Hinge consists of the world-wide activity of the brand Hinge®.
Evergreen & Emerging (“E&E”) consists of the world-wide activity of our Evergreen brands including Match®, Meetic®, OkCupid®, Plenty Of Fish®, and a number of demographically focused brands and our Emerging brands including BLK®, ChispaTM, The League®, Archer®, Upward®, YuzuTM, and other smaller brands.
Match Group Asia (“MG Asia”) consists of the world-wide activity of the brands Pairs® and Azar®.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Monthly Active User (“MAU”) is a unique registered user at a brand level who has visited the brand’s app or, if applicable, their website in the last 28 days as of the measurement date. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate users will exist within MAU when the same individual visits multiple brands in a given month.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This executive commentary within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our ability to maintain or grow the size of our user base and convert users to paying users, competition, the limited operating history of some of our brands, our ability to attract users to our services through cost-effective marketing and related efforts, our ability to distribute our services through third parties and offset related fees, risks relating to our use of artificial intelligence, foreign currency exchange rate fluctuations, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, impacts to our offices and employees from more frequent extreme weather events, risks relating to certain of our international operations and acquisitions, damage to our brands' reputations as a result of inappropriate actions by users of our services, and macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this executive commentary. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, BLK®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Vidhya Murugesan Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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